Exhibit 10.34

[ENTREMED Letterhead]

Affymax, Inc. 4001 Miranda Avenue Palo Alto, California 94304		November 27, 2006
Attn:	Robert Naso, Ph.D., Executive Vice President, R&D
Re:	Sixth Extension of Letter Agreement

Dear Bob:

        I am writing with reference to the Letter Agreement between Affymax, Inc. ("Affymax") and EntreMed, Inc. ("EntreMed") dated as of September 20, 2004 (together with each of the exhibits thereto, as amended, the "Letter Agreement") and the related First Extension Letter dated as of August 23, 2005 between Affymax and EntreMed (the "First Extension Letter"), pursuant to which EntreMed and Affymax agreed to extend the Term of the Letter Agreement to December 31, 2005, and the subsequent Second Extension Letter dated as of December 19, 2005 between Affymax and EntreMed (the "Second Extension Letter"), pursuant to which EntreMed and Affymax agreed to further extend the Term of the Letter Agreement to February 28, 2006, and the subsequent Third Extension Letter dated as of February 28, 2006 between Affymax and EntreMed (the "Third Extension Letter"), pursuant to which EntreMed and Affymax agreed to further extend the Term of the Letter Agreement to May 31, 2006, and the subsequent Fourth Extension Letter dated as of May 24, 2006 between Affymax and EntreMed (the "Fourth Extension Letter"), pursuant to which EntreMed and Affymax agreed to further extend the Term of the Letter Agreement to August 31, 2006, and the subsequent Fifth Extension Letter dated as of August 23, 2006 between Affymax and EntreMed (the "Fifth Extension Letter"), pursuant to which EntreMed and Affymax agreed to further extend the Term of the Letter Agreement to November 30, 2006. All capitalized terms used but not defined herein shall have the meaning given to such terms in the Letter Agreement.

        As both parties would like to continue the Research Collaboration under the Letter Agreement, pending our current negotiations relating to a Co-Development Agreement, the Term of the Letter Agreement is agreed to be further extended until February 28, 2007. Both Affymax and EntreMed acknowledge and agree that, except as otherwise set forth in herein, all terms and conditions of the Letter Agreement, the First Extension Letter, the Second Extension Letter, the Third Extension Letter, the Fourth Extension Letter and the Fifth Extension Letter would remain unchanged and in full force and effect.

        Please confirm your agreement to extend the Term of the Letter Agreement (including, without limitation, the period to enter into a Co-Development Agreement) to February 28, 2007, by countersigning this Letter and returning the countersigned letter to EntreMed.

Very truly yours,
EntreMed, Inc.
By:	/s/ MARC CORRADO Name: Marc Corrado Title: Vice President Corporate Development
ACCEPTED AND AGREED:
Affymax, Inc.
By:	/s/ CHRISTOPHER DAMMANN Name: Christopher Dammann Title: Vice President Business Development Date: November 28th, 2006

EntreMed, Inc. / 9640 Medical Center Drive / Rockville, MD 20850
240.864.2600 phone / 240.864.2601 fax